The Bear Stearns Companies Inc. 383 Madison Avenue New York, NY 10179 Tel (212) 272-2000 www.bearstearns.com

Contact:	Elizabeth Ventura	(212) 272-9251
John Quinn	(212) 272-5934

BEAR STEARNS REPORTS FIRST QUARTER 2007 RESULTS

NET REVENUES RISE IN EVERY BUSINESS SEGMENT

Net Revenues Rise 14% to $2.5 Billion

Net Income Increases 8% to $554 Million

Earnings Per Share Up 8% to $3.82

NEW YORK, NY – March 15, 2007 – The Bear Stearns Companies Inc. (NYSE:BSC) today reported earnings per share (diluted) of $3.82 for the first quarter ended February 28, 2007, up 8% from $3.54 per share for the first quarter of 2006. Net income for the first quarter of 2007 was $554 million, up 8% from $514 million for the first quarter of 2006. Net revenues were $2.5 billion for the 2007 first quarter, up 14% from $2.2 billion in the 2006 first quarter. The annualized return on common stockholders’ equity was 18.3% for the first quarter of 2007 and 18.6% for the trailing 12-month period ended February 28, 2007.

“We are pleased with this excellent performance, revenues for the first quarter were up for every business segment,” said James E. Cayne, chairman and chief executive officer of The Bear Stearns Companies Inc. “Growing the company remains a core focus as we continue to invest in the clearing, mortgage, international and asset management franchises with successful results.”

A brief discussion of the firm’s business segments follows:

CAPITAL MARKETS

Capital Markets net revenues for the first quarter of 2007 were $2.0 billion, up 15% from $1.7 billion in the first quarter of 2006.

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Institutional Equities net revenues were $513 million, up 3% from $500 million for the first quarter of 2006. Equity derivatives delivered a record quarter with improved market conditions leading to increased customer activity. International sales and trading revenues increased in the first quarter compared with the year-ago quarter, and risk arbitrage net revenues rose reflecting a high level of activity in announced merger and acquisition transactions.

•

Fixed Income net revenues were $1.1 billion, up 27% from $907 million in the year-ago quarter. The credit business produced record results led by the credit derivatives and distressed debt areas. The interest rate area also produced strong results reflecting increased volatility and higher customer volume. Residential mortgage-related revenues decreased from the prior year period, reflecting weakness in the U.S. residential mortgage-backed securities market.

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Investment Banking net revenues were $303 million in the first quarter of 2007, up 3% from $296 million in the comparable prior-year period. Equity underwriting and merger and acquisition activity remained strong in the first quarter of 2007. However, merchant banking revenues were lower than in the prior year quarter. Excluding merchant banking revenues, Investment Banking net revenues increased 20% compared with the first quarter of 2006.

GLOBAL CLEARING SERVICES

First quarter 2007 Global Clearing Services net revenues were $276 million, up 5% from $263 million in the first quarter of 2006. Net interest revenues increased from the prior-year quarter as interest-bearing balances rose to record levels. Average customer margin debt balances for the quarter ended February 28, 2007 were $81.3 billion, up from $64.5 billion in the prior year quarter. Average customer short balances increased to $94.0 billion for the first quarter of 2007 from $78.2 billion for the first quarter of 2006. Average free credit balances were $33.8 billion in the current quarter, up from $29.9 billion in the first quarter last year.

WEALTH MANAGEMENT

Wealth Management net revenues for the first quarter of 2007 were $255 million, an increase of 14% from $225 million in the first quarter of 2006. Net revenue continued to grow with higher levels of assets under management.

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Private Client Services net revenues were $136 million in the first quarter of 2007, an increase of 5% from $130 million in the 2006 first quarter. The increase was mainly attributable to revenues associated with the continued growth of fee-based assets.

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Asset Management net revenues grew 25% to $119 million for the first quarter of 2007 from $95 million in the prior year’s quarter. The increase was primarily due to higher management fees and investment performance. Assets under management rose 19% to $54.1 billion as of February 28, 2007, compared with $45.4 billion as of February 28, 2006.

EXPENSES

•	Compensation as a percentage of net revenues was 48.5% in the first quarter of 2007 as compared with 47.9% for the quarter ended February 28, 2006.
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Non-compensation expenses were $442 million for the quarter ended February 28, 2007, an increase of 15% from $386 million in the 2006 first quarter. The increase is primarily due to higher professional fees, occupancy and communications and technology costs.

The pre-tax profit margin in the first quarter of 2007 was 33.7% as compared with 34.4% in the quarter ended February 28, 2006.

As of February 28, 2007, total capital, including stockholders’ equity and long-term borrowings, was approximately $71.8 billion. Book value as of February 28, 2007 was $90.57 per share, based on 145.1 million shares outstanding.

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is a leading financial services firm serving governments, corporations, institutions and individuals worldwide. The Company’s core business lines include institutional equities, fixed income, investment banking, global clearing services, asset management, and private client services. Headquartered in New York City, the company has approximately 14,500 employees worldwide. For additional information about Bear Stearns, please visit the firm’s web site at www.bearstearns.com.

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Financial Tables Attached

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those discussed in the forward-looking statements. For a discussion of the risks and uncertainties that may affect the company’s future results, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Management” in the company’s 2006 Annual Report on Form 10-K which has been filed with the Securities and Exchange Commission.

A conference call to discuss the company’s results will be held on Thursday, March 15, 2007, at 10 a.m., (ET). The call will be open to the public. Those wishing to listen to the conference call should dial 1-800-374-2412 (or 1-706-634-7253 for international callers) at least 10 minutes prior to the start of the call to ensure connection. The conference call will also be accessible through our website at http://www.bearstearns.com. For those unable to listen to the live broadcast of the call, a replay will be available on our website or by dialing 1-800-642-1687 (or 1-706-645-9291 for international callers) at approximately 1 p.m. (ET). The passcode for the replay is 1110495. The replay will be available until midnight on Friday, March 30, 2007. If you have any questions on how to obtain access to the conference call, please contact John Quinn by telephone at 1-212-272-5934 or via e-mail at jquinn1@bear.com.

THE BEAR STEARNS COMPANIES INC. SEGMENT DATA
(UNAUDITED)

	Three Months Ended			% Change From
	February 28,	February 28,	November 30,	February 28,	November 30,
	2007	2006	2006	2006	2006
	(In thousands)
NET REVENUES

Capital Markets
Institutional Equities	$512,653	$499,893	$430,374	2.6%	19.1%
Fixed Income	1,149,352	907,138	1,115,230	26.7%	3.1%
Investment Banking	303,109	295,550	364,195	2.6%	(16.8%)
Total Capital Markets	1,965,114	1,702,581	1,909,799	15.4%	2.9%

Global Clearing Services	275,558	263,425	270,994	4.6%	1.7%

Wealth Management
Private Client Services(1)	136,153	129,611	134,495	5.0%	1.2%
Asset Management	119,159	95,076	112,812	25.3%	5.6%
Total Wealth Management	255,312	224,687	247,307	13.6%	3.2%

Other(2)	(14,212)	(5,490)	(14,715)	(158.9%)	3.4%

Total net revenues	$2,481,772	$2,185,203	$2,413,385	13.6%	2.8%

PRE-TAX INCOME

Capital Markets	$736,311	$652,327	$808,554	12.9%	(8.9%)
Global Clearing Services	112,800	124,859	107,991	(9.7%)	4.5%
Wealth Management	43,753	31,786	31,157	37.6%	40.4%
Other(3)	(57,658)	(56,619)	(54,862)	(1.8%)	(5.1%)

Total pre-tax income	$835,206	$752,353	$892,840	11.0%	(6.5%)

(1) Private Client Services Detail:
Gross Revenues, before transfer to
Capital Markets Segment	$165,589	$153,895	$163,069
Revenue transferred to
Capital Markets Segment	(29,436)	(24,284)	(28,574)
Private Client Services net revenues	$136,153	$129,611	$134,495

(2) Includes consolidation and elimination entries.
(3) Includes certain legal costs and costs related to the Capital Accumulation Plan for Senior Managing Directors ("CAP Plan").

Note: Certain prior period items have been reclassified to conform to the current period's presentation.

THE BEAR STEARNS COMPANIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			% Change From
	February 28,	February 28,	November 30,	February 28,	November 30,
	2007	2006	2006	2006	2006
	(In thousands, except share and per share data)

REVENUES
Commissions	$280,645	$286,071	$291,331	(1.9%)	(3.7%)
Principal transactions	1,342,377	1,150,432	1,258,105	16.7%	6.7%
Investment banking	350,179	337,853	394,241	3.6%	(11.2%)
Interest and dividends	2,657,193	1,723,989	2,378,172	54.1%	11.7%
Asset management and other income	167,345	140,073	151,716	19.5%	10.3%
Total revenues	4,797,739	3,638,418	4,473,565	31.9%	7.2%
Interest expense	2,315,967	1,453,215	2,060,180	59.4%	12.4%
Revenues, net of interest expense	2,481,772	2,185,203	2,413,385	13.6%	2.8%

NON-INTEREST EXPENSES
Employee compensation and benefits	1,204,094	1,046,850	1,051,685	15.0%	14.5%
Floor brokerage, exchange and clearance fees	56,085	51,243	58,397	9.4%	(4.0%)
Communications and technology	127,908	104,034	129,639	22.9%	(1.3%)
Occupancy	56,745	44,627	54,731	27.2%	3.7%
Advertising and market development	37,073	34,673	39,253	6.9%	(5.6%)
Professional fees	71,866	53,873	82,491	33.4%	(12.9%)
Other expenses	92,795	97,550	104,349	(4.9%)	(11.1%)
Total non-interest expenses	1,646,566	1,432,850	1,520,545	14.9%	8.3%

Income before provision for income taxes	835,206	752,353	892,840	11.0%	(6.5%)
Provision for income taxes	281,465	238,197	330,014	18.2%	(14.7%)
Net income	$553,741	$514,156	$562,826	7.7%	(1.6%)

Net income applicable to common shares	$548,484	$508,742	$557,569	7.8%	(1.6%)

Adjusted net income used for diluted earnings per share (1)	$572,189	$529,332	$583,844	8.1%	(2.0%)

Basic earnings per share	$4.23	$3.92	$4.42	7.9%	(4.3%)
Diluted earnings per share	$3.82	$3.54	$4.00	7.9%	(4.5%)

Weighted average common shares outstanding:
Basic	133,094,747	132,738,565	129,182,315
Diluted	149,722,654	149,417,369	145,923,131

Cash dividends declared per common share	$0.32	$0.28	$0.28

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the CAP Plan and the redemption of preferred stock.
For earnings per share, the costs related to the CAP Plan (net of tax) are added back as the shares related to the CAP Plan are included in weighted average common shares outstanding.

THE BEAR STEARNS COMPANIES INC.
SELECTED FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended
	February 28,	November 30,	August 31,	May 31,	February 28,
	2007	2006	2006	2006	2006
	(In thousands, except common share data and other data)

Results
Revenues, net of interest expense	$2,481,772	$2,413,385	$2,129,135	$2,499,442	$2,185,203
Net income	$553,741	$562,826	$437,556	$539,333	$514,156
Net income applicable to common shares	$548,484	$557,569	$432,240	$533,957	$508,742
Adjusted net income used for diluted earnings per share (1)	$572,189	$583,844	$449,118	$558,233	$529,332

Financial Position
Stockholders' equity, at period end	$13,273,933	$12,129,384	$11,721,947	$11,707,594	$11,165,592
Total capital, at period end	$71,770,984	$66,699,300	$61,923,345	$58,354,738	$57,589,034

Common Share Data
Basic earnings per share	$4.23	$4.42	$3.34	$4.12	$3.92
Diluted earnings per share	$3.82	$4.00	$3.02	$3.72	$3.54
Book value per common share, at period end	$90.57	$86.39	$81.52	$79.30	$75.46
Weighted average common shares outstanding:
Basic	133,094,747	129,182,315	132,086,016	132,810,062	132,738,565
Diluted	149,722,654	145,923,131	148,899,406	149,945,896	149,417,369
Common shares outstanding, at period end (2)	145,129,095	145,693,021	146,303,331	147,021,508	145,163,510

Financial Ratios
Return on average common equity (annualized)	18.3%	20.5%	15.8%	20.1%	20.1%
Adjusted pre-tax profit margin (3)	35.3%	38.9%	32.7%	35.1%	36.1%
Pre-tax profit margin (4)	33.7%	37.0%	31.3%	33.4%	34.4%
After-tax profit margin (5)	22.3%	23.3%	20.6%	21.6%	23.5%
Compensation & benefits / Revenues, net of interest expense	48.5%	43.6%	48.1%	48.8%	47.9%

Other Data (in billions, except employees)
Margin debt balances, at period end	$86.6	$78.6	$68.9	$72.7	$64.5
Margin debt balances, average for period	$81.3	$72.0	$68.8	$68.4	$64.5
Customer short balances, at period end	$95.1	$95.8	$85.6	$81.7	$78.1
Customer short balances, average for period	$94.0	$90.0	$82.1	$80.2	$78.2
Securities borrowed, at period end	$59.4	$57.6	$53.1	$52.1	$52.4
Securities borrowed, average for period	$59.9	$57.6	$54.7	$54.8	$52.9
Free credit balances, at period end	$37.1	$32.6	$36.5	$34.1	$30.6
Free credit balances, average for period	$33.8	$34.4	$35.9	$30.8	$29.9
Assets under management, at period end	$54.1	$52.5	$50.2	$47.9	$45.4
Employees, at period end	14,409	13,566	13,134	12,519	12,061

(1) Represents net income reduced for preferred stock dividends and increased for costs related to the CAP Plan and the redemption of preferred stock.
For earnings per share, the costs related to the CAP Plan (net of tax) are added back as the shares related to the CAP Plan are included in weighted average common shares outstanding.

(2) Represents shares used to calculate book value per common share.  Common shares outstanding include units issued under certain stock compensation plans which will be distributed as shares of common stock.

(3) Represents the ratio of income before both CAP Plan costs and provision for income taxes to revenues, net of interest expense.
(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.
(5) Represents the ratio of net income to revenues, net of interest expense.